Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER 2023 EARNINGS

OAKLAND, MARYLAND—July 24, 2023: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and six-month periods ended June 30, 2023. Consolidated net income was $4.4 million for the second quarter of 2023, or $0.66 per share (basic and diluted), compared to $5.4 million, or $0.82 per share (basic and diluted), for the second quarter of 2022 and $4.4 million, or $0.66 per basic share and $0.65 per diluted share, for the first quarter of 2023. Year to date income was $8.8 million, or $1.32 per basic share $1.31 per diluted share, compared to $11.1 million, or $1.68 per share (basic and diluted) for the same period of 2022.

According to Carissa Rodeheaver, President and CEO, “Despite the challenging and competitive environment, net income for the second quarter remained stable as we saw improved fee income and were able to hold expenses. The net interest margin declined as we expected, driven by the increased expense of our deposit portfolio. We experienced strong loan growth in both the consumer and commercial portfolios although we expect growth to slow as we head into the second half of the year. Asset quality, capital and available liquidity remain strong.”

Second Quarter Financial Highlights:

•	Total assets at June 30, 2023 decreased by $9.0 million, or 0.5%, when compared to March 31, 2023 and increased by $80.2 million, or 4.3%, when compared to December 31, 2022. Significant changes during the second quarter included:

o	Cash balances decreased by $67.3 million when compared to March 31, 2023 and increased $14.2 million when compared to December 31, 2022. The year-to-date increase in cash was related to management’s strategic decision to obtain $80.0 million in Federal Home Loans Bank (“FHLB”) borrowings and $61.1 million in brokered deposits in the first quarter, offset by strong loan growth in the second quarter.
o	Investment securities decreased by $6.2 million when compared to March 31, 2023 and by $10.7 million when compared to December 31, 2022, due primarily to the normal principal amortization in 2023.
o	Gross loans increased by $61.0 million when compared to March 31, 2023 and by $70.5 million when compared to December 31, 2022, as:
▪	commercial balances increased by $39.9 million during the second quarter and by $37.3 million when compared to December 31, 2022,
▪	residential mortgage balances increased by $19.4 million during the second quarter and by $31.1 million when compared to December 31, 2022; and
▪	consumer loans increased by $1.7 million during the second quarter and by $2.1 million when compared to December 31, 2022.
o	Deposits decreased by $11.3 million when compared to March 31, 2023 and increased by $9.2 million when compared to December 31, 2022 due to the addition of $61.1 million in brokered deposits, which was partially offset by decreases in other deposit balances due to customer spending habits and two large commercial customers utilizing $39.5 million in cash in the second quarter of 2023.

•	The ratio of the allowance for credit losses (“ACL”) to loans outstanding was 1.25% at June 30, 2023 as compared to 1.31% at March 31, 2023 and to an allowance for loan loss (“ALL”) of 1.14% at December 31, 2022.

o	On January 1, 2023, the Company adopted Accounting Standards Codification (“ASC”) 326 – Financial Instruments, Credit Losses (CECL) and increased the ACL by $2.9 million for the Day 1 adjustment, which included $2.0 million to the ACL and $0.9 million related to life-of-loan reserve on unfunded loan commitments. For periods prior to adoption of CECL, the Company recognized ALL based on an incurred loss model.

o	Total provision expense related to credit losses was $0.4 million for the second quarter of 2023 as compared to provision expense of $0.5 million for the first quarter of 2022 and $0.6 million for the second quarter of 2022.

•	Consolidated net income was $4.4 million for the second quarter of 2023.

o	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, was 3.39% for the second quarter of 2023 compared to 3.53% for the first quarter of 2023 and 3.46% for the second quarter of 2022.
o	Non-interest income increased by $0.2 million in the second quarter of 2023 when compared to the first quarter of 2023, due to increases in service charges, debit card income, wealth management and gains on sales of mortgages.

Operating expenses decreased by $0.1 million quarter over quarter in 2023 driven by a $0.4 million decrease in salaries and benefits, a $0.1 million decrease in occupancy and equipment and $0.1 million decline in net expenses attributable to other real estate owned (“OREO”). These decreases were offset by increases of $0.1 million in FDIC assessments, $0.1 million in investor relations expenses and $0.3 million in other expenses.

Income Statement Overview

Consolidated net income was $4.4 million for the second quarter of 2023 compared to $5.4 million for the second quarter of 2022 and $4.4 million for the first quarter of 2023. Basic and diluted net income was $0.66 per share for the second quarter of 2023, compared to basic and diluted net income per share of $0.82 for the second quarter of 2022. For the first quarter of 2023, basic net income was $0.66 per share and diluted net income was $0.65 per share.

The decrease in net income year-over-year was primarily driven by a $1.1 million increase in salaries and employee benefits due to an increase in health insurance costs related to unusually high claims, as well as increased salary expense for new hires, merit increases effective April 1, 2023, increased incentive compensation, and decreases in deferred loan costs due to decrease in loan reductions. Data processing expenses increased by $0.1 million, FDIC premiums increased by $0.1 million and miscellaneous expenses increased by $0.7 million primarily attributable to increased pension plan of $0.3 million, check fraud related expenses of $0.2 million, and increases in membership dues and licenses, mortgage escrow, debit card expense, and miscellaneous loan fees, partially offset by decreases in personnel related expense and loan service fees. An increase in net interest income of $0.2 million and a decrease in income tax expense of $0.3 million also partially offset the decrease. The provision for credit losses was $0.4 million for the second quarter of 2023 compared to provision for loan loss of $0.6 million for the second quarter of 2022.

Compared to the linked quarter, net income was stable. Net interest income for the three months ended June 30, 2023 decreased by $0.3 million and was driven by an increase in interest expense of $2.5 million, partially offset by an increase of $2.1 million in interest income. Provision for credit losses decreased by $0.1 million due primarily to the continued strong credit quality of our loan portfolio and decreased historical loss factors, which was offset slightly by the strong loan growth and increases in other qualitative factors related to the uncertain economic environment. Other operating income remained stable, including service charges, wealth management income, and debit card income. Salaries and employee benefits decreased by $0.4 million primarily due to decreases in health insurance costs and incentive compensation. Net other real estate owned expenses decreased by $0.1 million related to gains on sales of OREO properties recognized in the second quarter of 2023. Miscellaneous expenses increased by $0.3 million due to increases in FDIC assessments of $0.1 million, check fraud related expenses of $0.1 million, and investor relations costs of $0.1 million.

Year to date net income for the first six months of 2023 was $8.8 million compared to $11.1 million for the same period in 2022. The year-over-year decrease was primarily driven by a $2.4 million in salaries and employee benefits year over year due primarily to increased salary expense of $1.1 million related to new hires and merit increases effective April 1, 2023, increased health insurance costs of $0.8 million associated with unusually high claims and increased incentive payouts of $0.2 million. Occupancy and equipment expense increased by $0.2 million, data processing expense increased by $0.3 million, and FDIC assessments increased by $0.1 million. Other miscellaneous expenses, such as loan service fees, dues and licenses, check fraud expenses, employee benefit plan expense, and miscellaneous expenses increased by $1.1 million. Provision for credit losses increased by $0.7 million when compared to prior year. These increases were partially offset by an increase in net interest income of $1.4 million, gains on sales of mortgages of $0.1 million, service charges on deposit accounts of $0.1 million, and debit card income of $0.1 million.

Net Interest Income and Net Interest Margin

Net interest income, on a non-GAAP, FTE basis, increased by $0.2 million for the second quarter of 2023 when compared to the second quarter of 2022. This increase was driven by an increase of $5.2 million in interest income from an overall increase in yield of 86 basis points on interest earning assets and an increase in average balances of $152.7 million. Interest income on loans increased by $3.9 million due to the increase of 81 basis points in overall yield on the loan portfolio as new loans were booked at higher rates as well as adjustable-rate loans repricing in correlation to the rising rate environment and an increase in average balances of $117.1 million. Investment income increased by $0.2 million. The increase of $5.0 million in interest expense was driven by an increase of 142 basis points on interest paid on deposit accounts as well as an increase of $126.1 million in average balances of interest-bearing deposit accounts when compared to the same period of 2022. Increased deposit pricing is a result of the continued pressure on deposits as well as a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the Insured Cash Sweep (“ICS”) product to ensure full FDIC insurance coverage. The net interest margin for the three months ended June 30, 2023 was 3.24% compared to 3.52% for the three months ended June 30, 2022.

Comparing the second quarter of 2023 to the first quarter of 2023, net interest income, on a non-GAAP, FTE basis, decreased by $0.3 million This decrease was driven by an increase of $2.1 million in interest income offset by a $2.5 million increase in interest expense. Interest paid on long-term borrowings increased by $0.8 million due to $80.0 million in FHLB borrowings obtained during the first quarter and an increase of interest rates on variable rate trust preferred borrowings. Interest expense on deposits increased by $1.7 million due to an increase in the average rate paid and an increase in average deposit balances of $31.2 million during the quarter. The increase in deposit balances was attributable to the addition of $61.1 million in brokered deposits late in the first quarter, offset by customary fluctuations in commercial and municipal deposits in the quarter and declines due to intense competition for deposits and increased customer utilization of cash. Interest income on loans increased by $1.3 million related to an overall increase of 21 basis points in yield.

Comparing the six months ended June 30, 2023 to the six months ended June 30, 2022, net interest income, on a non-GAAP, FTE basis, increased by $1.4 million. Interest income increased by $8.9 million and interest expense increased by $7.5 million. The yield on earning assets increased 79 basis points to 4.45% in 2023 compared to 3.66% in 2022 in correlation with the rising interest rate environment and new loans booked at higher rates. Interest expense on deposits increased $6.2 million while the average balances increased $100.0 million and interest on long-term borrowings increased $1.4 million relating to $80.0 million in FHLB borrowings obtained during the first quarter of 2023 and an increase of interest rates on variable rate trust preferred borrowings. The increased interest expense resulted in an overall increase of 122 basis points on interest bearing liabilities. The net interest margin for the six months ended June 30, 2023 was 3.39% compared to 3.46% for the six months ended June 30, 2022.

Non-Interest Income

Other operating income, including gains, for the second quarter of 2023 increased slightly by $0.1 million when compared to the same period of 2022. Increases in service charges, debit card income, and gains on sales of mortgages were partially offset by decreases in wealth management income attributable to the decline in market values of assets under management.

On a linked quarter basis, other operating income, including gains on sales of mortgages, debit card income, service charges, and wealth management income, remained stable.

Other operating income for the six months ended June 30, 2023 remained stable when compared to the same period of 2022. This increase was primarily due to the increase in gains on sales of residential mortgage loans of $0.1 million, service charges on deposit accounts of $0.1 million, and debit card income of $0.1 million, which was partially offset by decreases in wealth management income attributable to the decline in market values of assets under management.

Non-Interest Expense

Operating expenses increased by $1.9 million when comparing the second quarter of 2023 to the second quarter of 2022. This increase was primarily driven by a $1.1 million increase in salaries and employee benefits due to an increase in health insurance costs related to unusually high claims, as well as increased salary expense for new hires, merit increases effective April 1, 2023, and increased incentive compensation. Data processing expenses increased by $0.1 million, FDIC premiums increased by $0.1 million and miscellaneous expenses increased by $0.7 million primarily attributable to increased employee benefit plan costs of $0.3 million, check fraud related expenses of $0.2 million, and increases in membership dues and licenses, mortgage escrow interest expense, debit card expense, and miscellaneous loan fees, partially offset by decreases in personnel related expense and loan service fees.

Comparing the second quarter of 2023 to the first quarter of 2023, operating expenses decreased by $0.1 million. Salaries and employee benefits decreased by $0.4 million primarily due to decreases in health insurance costs, incentive compensation and reduced in loan costs. Net OREO expenses decreased by $0.1 million related to gains on sales of OREO properties recognized in the second quarter. Miscellaneous expenses increased by $0.3 million due to increases in FDIC assessments of $0.1 million, check fraud related expenses of $0.1 million, and investor relations costs of $0.1 million attributable to our annual shareholder meeting and proxy.

For the six months ended June 30, 2023, non-interest expenses increased by $3.9 million when compared to the six months ended June 30, 2022. Salaries and employee benefits increased by $2.4 million year over year due primarily to increased salary expense of $1.1 million related to new hires and merit increases effective April 1, 2023, increased health insurance costs of $0.8 million associated with unusually high claims and increased incentive payouts of $0.2 million. Occupancy and equipment expense increased by $0.2 million, data processing expense increased by $0.3 million, and FDIC assessments increased by $0.1 million. Other miscellaneous expenses, such as loan service fees, dues and licenses, check fraud expenses, employee benefit plan expense, and miscellaneous expenses increased by $1.1 million.

The effective income tax rates as a percentage of income for the six months ended June 30, 2023 and June 30, 2022 were 24.0% and 24.5%, respectively. The decrease in the tax rate for the 2023 period was primarily related to a new low-income housing tax credit investment in 2022 that began generating tax credits during the fourth quarter of 2022. This tax credit will continue through 2032.

Balance Sheet Overview

Total assets at June 30, 2023 were $1.9 billion, representing a $80.2 million increase since December 31, 2022. During the first six months of 2023, cash and interest-bearing deposits in other banks increased by $14.2 million resulting from implementation of the contingency funding plan and obtaining $61.1 million of brokered certificates of deposit and $80.0 million in FHLB borrowings. Implementing the contingency funding plan and the increase in on-balance sheet liquidity was a precautionary move given the market disruption associated with the volatile banking environment and the near-term uncertainties regarding growth in the deposit portfolio. The increase in cash obtained from contingency funding was partially offset by the funding of loan growth during 2023. The investment portfolio decreased by $10.7 million associated with normal principal amortization and gross loans increased by $70.5 million. Other assets, including deferred taxes, premises and equipment, and accrued interest receivable, increased by $4.0 million as pension assets increased by $0.6 million, equity investments increased by $0.7 million, and deferred tax assets increased by $1.2 million.

Total liabilities at June 30, 2023 were $1.8 billion, representing a $76.9 million increase since December 31, 2022. Total deposits increased by $9.2 million since December 31, 2022. The increase in deposits during the first six months was primarily attributable to $61.1 million in new brokered deposits, which was partially offset by a decrease of approximately $40.0 million in non-interest-bearing deposits due to a shift to interest bearing accounts, two large commercial customers having large deposit withdrawals totaling $39.5 million during 2023 to fund business activity, the effects of consumer and commercial spending and the competitive market for deposits. Short term borrowings decreased by $14.5 million since December 31, 2022 due to municipalities utilizing cash in our treasury management product for normal spending. Long term borrowings increased by $80.0 million in the first six months of 2023 when compared to December 31, 2022 due to the acquisition of $80.0 million in FHLB borrowings. The addition of brokered deposits and the FHLB borrowings was a precautionary move as described above.

Outstanding loans of $1.4 billion at June 30, 2023 reflected growth of $70.5 million for the first six months of 2023. Since December 31, 2022, commercial real estate loans increased by $24.7 million and acquisition and development loans increased by $8.4 million. Commercial and industrial loans increased by $4.3 million since December 31, 2022. Growth in the commercial portfolios was driven by increased activity with existing clients as well as cultivating new business relationships. Residential mortgage loans increased $31.1 million related to management’s strategic decision to book new mortgage loans at higher rates to our in-house portfolio. The consumer loan portfolio increased slightly by $2.1 million.

New commercial loan production for the three months ended June 30, 2023 was approximately $67.6 million.  The pipeline of commercial loans as of June 30, 2023 was $22.5 million. At June 30, 2023, unfunded, committed commercial construction loans totaled approximately $42.6 million. Commercial amortization and payoffs were approximately $99.3 million through June 30, 2023 due primarily to pay-offs of short-term commercial loans as well as normal amortizations of the commercial loan portfolio.

New consumer mortgage loan production for the second quarter of 2023 was approximately $32.3 million, with most of this production comprised of in-house mortgages.  The pipeline of in-house, portfolio loans as of June 30, 2023, was $6.2 million. The residential mortgage production level normalized in the second quarter of 2023 due to the increasing interest rates that occurred throughout 2022 and 2023. Unfunded commitments related to residential construction loans totaled $21.0 million at June 30, 2023. Management began shifting activity towards the secondary market in the second quarter to reduce the need for additional funding.

Total deposits at June 30, 2023 increased by $9.2 million when compared to December 31, 2022. During the first six months of 2023, non-interest-bearing deposits decreased by $40.0 million primarily due a shift in the deposit portfolio mix from non-interest-bearing deposits to interest-bearing accounts including the Insured Cash Sweep (“ICS”) product to ensure full FDIC insurance coverage, consumer and commercial spending and the competitive deposit market. Interest bearing demand deposits increased by $65.5 million and traditional savings and money market accounts decreased by $85.3 million, which is primarily related to consumer spending habits during 2023, businesses utilizing cash, and two large customers reducing deposits by $39.5 million for regular business purposes. Total time deposits increased by $103.0 million. This increase in time deposits was primarily driven by management’s decision to acquire $61.1 million in brokered deposits during the first quarter of 2023 due to the heightened uncertainty in the deposit market associated with the volatile banking environment as well as increased interest rates on a promotional nine-month CD product offered in 2023.

The book value of the Company’s common stock was $23.12 per share at June 30, 2023 compared to $22.77 per share at December 31, 2022. At June 30, 2023, there were 6,711,422 of basic outstanding shares and 6,724,734 of diluted outstanding shares of common stock. The increase in the book value at June 30, 2023 was due to the undistributed net income of $6.1 million for the first six months of 2023, which was partially offset by a decrease in shareholders’ equity of $2.2 million, net of tax, due to the adoption of ASC 326- CECL.

Asset Quality

On January 1, 2023, the Company adopted CECL, which replaced the incurred loss impairment model with an expected loss model. As a result of the CECL adoption, the Company recorded a transition adjustment of $2.2 million, net of $0.7 million in tax, to retained earnings as of January 1, 2023 for the cumulative effect of the adoption of CECL. The Company recorded a $2.0 million increase to the ACL related to loans and a $0.9 million increase to the allowance for credit losses on off balance sheet exposures.

For periods prior to the adoption of CECL, the Company recognized credit losses for loans that were collectively evaluated for impairment based on an incurred loss approach, which limited our measurement of credit losses to credit events that were estimated to have already occurred. The ALL under the incurred model was a valuation allowance for probable incurred losses inherent in the loan portfolio. Management made the determination by taking into consideration historical loan loss experience, diversification of the loan portfolio, amount of secured and unsecured loans, banking industry standards and averages, and general economic conditions. Credit losses were charged against the ALL when the loan balance was confirmed uncollectible. Subsequent recoveries, if any, were credited to the ALL. Ultimate losses varied from current estimates. The estimates were reviewed periodically and as adjustments became necessary, they were reported in earnings in the periods in which they become reasonably estimable.

The ACL was $16.9 million at June 30, 2023 compared to the ALL of $15.7 million recorded at June 30, 2022 and $14.6 million at December 31, 2022. The provision for credit losses was $0.4 million for the quarter ended June 30, 2023, compared to provision expense of $0.6 million for the quarter ended June 30, 2022. The provision expense recorded in the second quarter of 2023 was primarily related to strong loan growth and increases in qualitative risk factors related to the uncertainty of the economy, inflation levels, and rising interest rates, which was partially offset by the reduction of historical loss factors related to the strength of our overall portfolio. Net charge-offs of $0.4 million were recorded for the quarter ended June 30, 2023 compared to net charge-offs of $0.2 million for the quarter ended June 30, 2022. The ratio of the ACL to loans outstanding was 1.25% at June 30, 2023 compared to 1.31% at March 31, 2023 and 1.14% at December 31, 2022.

The ratio of year-to-date net charge offs to average loans for the six months ending June 30, 2023 was an annualized 0.10%, compared to net charge offs to average loans of 0.07% for 2022. Details of the ratio, by loan type, are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	6/30/2023	6/30/2022
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	(0.04%)	0.00%
Acquisition & Development	0.02%	0.03%
Commercial & Industrial	(0.13%)	(0.04%)
Residential Mortgage	0.01%	0.03%
Consumer	(1.40%)	(1.45%)
Total Net (Charge Offs)/Recoveries	(0.10%)	(0.07%)

Non-accrual loans totaled $3.0 million at June 30, 2023 compared to $3.5 million at December 31, 2022. The decrease in non-accrual balances at June 30, 2023 was primarily driven by principal reductions in the residential mortgage portfolio. OREO balances increased by $0.1 million since December 31, 2022 due to the addition of a new OREO property during the second quarter, which was partially offset by sale of OREO held by the Bank at December 31, 2022.

Non-accrual loans that have been subject to partial charge-offs totaled $0.1 million at June 30, 2023 and $0.2 million at December 31, 2022.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $1.8 million at June 30, 2023. There were no loans subject to foreclosure at December 31, 2022.   As a percentage of the loan portfolio, accruing loans past due 30 days or more was 0.18% at June 30, 2023 compared to 0.17% at March 31, 2023 and 0.16% at December 31, 2022.

ABOUT FIRST UNITED CORPORATION

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered with the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended, that elected financial holding company status in 2021. The Corporation’s primary business is serving as the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), First United Statutory Trust I (“Trust I”) and First United Statutory Trust II (“Trust II” and together with Trust I, “the Trusts”), both Connecticut statutory business trusts. The Trusts were formed for the purpose of selling trust preferred securities that qualified as Tier 1 capital. The Bank has two consumer finance company subsidiaries- Oak First Loan Center, Inc., a West Virginia corporation, and OakFirst Loan Center, LLC, a Maryland limited liability company – and two subsidiaries that it uses to hold real estate acquired through foreclosure or by deed in lieu of foreclosure – First OREO Trust, a Maryland statutory trust, and FUBT OREO I, LLC, a Maryland limited liability company. In addition, the Bank owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland (“Limited Mews”), and a 99.9% non-voting membership interest in MCC FUBT Fund, LLC, an Ohio limited liability company formed for the purpose of acquiring, developing and operating low-income housing units in Allegany County, Maryland (the “MCC Fund”). The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors". In addition, investors should understand that the Corporation is required under generally accepted accounting principles to evaluate subsequent events through the filing of the consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 and the impact that any such events have on our critical accounting assumptions and estimates made as of June 30, 2023, which could require us to make adjustments to the amounts reflected in this press release.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Results of Operations:
Interest income	$19,972	$14,731	$37,801	$28,878
Interest expense	5,798	760	9,109	1,566
Net interest income	14,174	13,971	28,692	27,312
Provision/(credit) for credit/loan losses	395	631	938	210
Other operating income	4,483	4,413	8,822	8,795
Net gains	86	13	140	65
Other operating expense	12,511	10,631	25,149	21,210
Income before taxes	$5,837	$7,135	$11,567	$14,752
Income tax expense	1,423	1,708	2,778	3,609
Net income	$4,414	$5,427	$8,789	$11,143

Per share data:
Basic net income per share	$0.66	$0.82	$1.32	$1.68
Diluted net income per share	$0.66	$0.82	$1.31	$1.68
Dividends declared per share	$0.20	$0.15	$0.40	$0.30
Book value	$23.12	$19.97
Diluted book value	$23.07	$19.93
Tangible book value per share	$21.29	$18.17
Diluted Tangible book value per share	$21.25	$18.14

Closing market value	$14.26	$18.76
Market Range:
High	$17.01	$23.80
Low	$12.56	$17.50

Shares outstanding at period end: Basic	6,711,422	6,656,395
Shares outstanding at period end: Diluted	6,724,734	6,666,790

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.95%	1.26%
Return on average shareholders' equity	11.43%	16.25%
Net interest margin (Non-GAAP), includes tax exempt income of $452 and $444	3.39%	3.46%
Net interest margin GAAP	3.34%	3.40%
Efficiency ratio - non-GAAP (1)	66.00%	57.11%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30	December 31
	2023	2022
Financial Condition at period end:
Assets	$1,928,393	$1,848,169
Earning assets	$1,707,522	$1,643,964
Gross loans	$1,350,038	$1,279,494
Commercial Real Estate	$483,485	$458,831
Acquisition and Development	$79,003	$70,596
Commercial and Industrial	$249,683	$245,396
Residential Mortgage	$475,540	$444,411
Consumer	$62,327	$60,260
Investment securities	$350,844	$361,548
Total deposits	$1,579,959	$1,570,733
Noninterest bearing	$466,628	$506,613
Interest bearing	$1,113,331	$1,064,120
Shareholders' equity	$155,156	$151,793

Capital ratios:

Tier 1 to risk weighted assets	14.40%	15.06%
Common Equity Tier 1 to risk weighted assets	12.40%	12.95%
Tier 1 Leverage	11.25%	11.46%
Total risk based capital	15.60%	16.12%

Asset quality:

Net charge-offs for the quarter	$(398)	$(164)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,972	$3,495
Loans 90 days past due and accruing	160	307
Total nonperforming loans and 90 day past due	$3,132	$3,802

Modified/Restructured loans	$-	$3,028
Other real estate owned	$4,482	$4,733

Allowance for credit losses to gross loans	1.25%	1.14%
Allowance for credit losses to non-accrual loans	568.81%	418.77%
Allowance for credit losses to non-performing assets	539.79%	171.48%
Non-performing and 90 day past due loans to total loans	0.23%	0.30%
Non-performing loans and 90 day past due loans to total assets	0.16%	0.21%
Non-accrual loans to total loans	0.22%	0.27%
Non-performing assets to total assets	0.39%	0.46%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2023	2022	2022	2022	2022
Results of Operations:
Interest income	$19,972	$17,829	$17,359	$16,185	$14,731	$14,147
Interest expense	5,798	3,311	2,179	1,044	760	806
Net interest income	14,174	14,518	15,180	15,141	13,971	13,341
Provision/(credit) for credit/loan losses	395	543	(736)	(101)	631	(421)
Other operating income	4,483	4,339	4,479	4,604	4,413	4,382
Net gains	86	54	11	96	13	52
Other operating expense	12,511	12,638	11,590	10,329	10,630	10,580
Income before taxes	$5,837	$5,730	$8,816	$9,613	$7,136	$7,616
Income tax expense	1,423	1,355	1,847	2,677	1,708	1,901
Net income	$4,414	$4,375	$6,969	$6,936	$5,428	$5,715

Per share data:
Basic net income per share	$0.66	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per share	$0.66	$0.65	$1.04	$1.04	$0.82	$0.86
Dividends declared per share	$0.20	$0.20	$0.18	$0.15	$0.15	$0.15
Book value	$23.12	$22.85	$22.77	$19.83	$19.97	$20.65
Diluted book value	$23.07	$22.81	$22.68	$19.80	$19.93	$20.63
Tangible book value per share	$21.29	$21.01	$20.91	$18.03	$18.17	$18.83
Diluted Tangible book value per share	$21.25	$20.96	$20.87	$18.00	$18.14	$18.82

Closing market value	$14.26	$16.89	$19.65	$16.55	$18.76	$22.53
Market Range:
High	$17.01	$20.41	$20.56	$19.27	$23.80	$24.50
Low	$12.56	$16.75	$16.74	$16.18	$17.50	$18.81

Shares outstanding at period end: Basic	6,711,422	6,688,710	6,666,428	6,659,390	6,656,395	6,637,979
Shares outstanding at period end: Diluted	6,724,734	6,703,252	6,692,039	6,669,785	6,666,790	6,649,604

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.95%	0.94%	1.39%	1.35%	1.26%	1.31%
Return on average shareholders' equity	11.43%	11.87%	18.19%	17.66%	16.25%	16.49%
Net interest margin (Non-GAAP), includes tax exempt income of $225 and $241	3.39%	3.53%	3.56%	3.53%	3.46%	3.40%
Net interest margin GAAP	3.34%	3.48%	3.50%	3.47%	3.40%	3.34%
Efficiency ratio - non-GAAP (1)	66.00%	67.02%	56.27%	51.49%	57.11%	58.81%

(1) Efficiency ratio is a non-GAAP measure calculated by dividing total operating expenses by the sum of tax equivalent net interest income and other operating income, less gains/(losses) on sales of securities and/or fixed assets.

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2023	2022	2022	2022	2022
Financial Condition at period end:
Assets	$1,928,393	$1,937,442	$1,848,169	$1,803,642	$1,752,455	$1,760,325
Earning assets	$1,707,522	$1,652,688	$1,643,964	$1,647,303	$1,608,094	$1,572,737
Gross loans	$1,350,038	$1,289,080	$1,279,494	$1,277,924	$1,233,613	$1,181,401
Commercial Real Estate	$483,485	$453,356	$458,831	$437,973	$421,942	$391,136
Acquisition and Development	$79,003	$76,980	$70,596	$83,107	$116,115	$133,031
Commercial and Industrial	$249,683	$241,959	$245,396	$269,004	$225,640	$194,914
Residential Mortgage	$475,540	$456,198	$444,411	$427,093	$406,293	$399,704
Consumer	$62,327	$60,587	$60,260	$60,747	$63,623	$62,616
Investment securities	$350,844	$357,061	$361,548	$366,484	$373,455	$385,265
Total deposits	$1,579,959	$1,591,285	$1,570,733	$1,511,118	$1,484,354	$1,507,555
Noninterest bearing	$466,628	$468,554	$506,613	$474,444	$527,761	$530,901
Interest bearing	$1,113,331	$1,122,731	$1,064,120	$1,036,674	$956,593	$976,654
Shareholders' equity	$155,156	$152,868	$151,793	$132,044	$132,892	$137,038

Capital ratios:

Tier 1 to risk weighted assets	14.40%	14.90%	15.06%	14.40%	14.31%	14.55%
Common Equity Tier 1 to risk weighted assets	12.40%	12.82%	12.95%	12.36%	12.27%	12.45%
Tier 1 Leverage	11.25%	11.47%	11.46%	11.23%	11.23%	10.94%
Total risk based capital	15.60%	16.15%	16.12%	15.50%	15.46%	15.71%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(398)	$(245)	$(164)	$(89)	$(179)	$(244)
Nonperforming assets: (Period End)
Nonaccrual loans	$2,972	$3,258	$3,495	$1,943	$2,149	$2,332
Loans 90 days past due and accruing	160	87	307	569	$325	37
Total nonperforming loans and 90 day past due	$3,132	$3,345	$3,802	$2,512	$2,474	$2,369

Modified/restructured loans	$-	$-	$3,028	$3,354	$3,226	$3,228
Other real estate owned	$4,482	$4,598	$4,733	$4,733	$4,517	$4,477

Allowance for credit losses to gross loans	1.25%	1.31%	1.14%	1.22%	1.28%	1.29%
Allowance for credit losses to non-accrual loans	568.81%	517.83%	418.77%	799.85%	732.29%	655.75%
Allowance for credit losses to non-performing assets	539.79%	212.40%	171.48%	214.51%	225.10%	223.37%
Non-performing and 90 day past due loans to total loans	0.23%	0.26%	0.30%	0.20%	0.20%	0.20%
Non-performing loans and 90 day past due loans to total assets	0.16%	0.17%	0.21%	0.14%	0.14%	0.13%
Non-accrual loans to total loans	0.22%	0.25%	0.27%	0.15%	0.17%	0.20%
Non-performing assets to total assets	0.39%	0.41%	0.46%	0.40%	0.40%	0.39%

Consolidated Statement of Condition

(Dollars in thousands - Unaudited)	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$86,901	$154,022	$72,420
Interest bearing deposits in banks	1,650	1,873	1,895
Cash and cash equivalents	88,551	155,895	74,315
Investment securities – available for sale (at fair value)	120,085	123,978	125,889
Investment securities – held to maturity (at cost)	230,759	233,083	235,659
Restricted investment in bank stock, at cost	4,490	4,490	1,027
Loans held for sale	500	184	—
Loans	1,350,038	1,289,080	1,279,494
Unearned fees	(327)	(257)	(174)
Allowance for credit losses	(16,905)	(16,871)	(14,636)
Net loans	1,332,806	1,271,952	1,264,684
Premises and equipment, net	33,532	34,207	34,948
Goodwill and other intangible assets	12,268	12,350	12,433
Bank owned life insurance	46,963	46,652	46,346
Deferred tax assets	11,771	11,356	10,605
Other real estate owned, net	4,842	4,598	4,733
Operating lease asset	1,990	2,072	1,898
Accrued interest receivable and other assets	39,836	36,625	35,632
Total Assets	$1,928,393	$1,937,442	$1,848,169

Liabilities and Shareholders’ Equity
Liabilities:
Non-interest bearing deposits	$466,628	$468,554	$506,613
Interest bearing deposits	1,113,331	1,122,731	1,064,120
Total deposits	1,579,959	1,591,285	1,570,733
Short-term borrowings	50,078	52,030	64,565
Long-term borrowings	110,929	110,929	30,929
Operating lease liability	2,443	2,536	2,373
Allowance for credit loss on off balance sheet exposures	1,089	1,128	133
Accrued interest payable and other liabilities	27,397	25,332	26,444
Dividends payable	1,342	1,334	1,199
Total Liabilities	1,773,237	1,784,574	1,696,376
Shareholders’ Equity:
Common Stock – par value $0.01 per share; Authorized 25,000,000 shares; issued and outstanding 6,711,422 shares at June 30, 2023 and 6,666,428 at December 31, 2022	67	67	67
Surplus	24,901	24,529	24,409
Retained earnings	170,298	167,229	166,343
Accumulated other comprehensive loss	(40,110)	(38,957)	(39,026)
Total Shareholders’ Equity	155,156	152,868	151,793
Total Liabilities and Shareholders’ Equity	$1,928,393	$1,937,442	$1,848,169

Historical Income Statement

	Three Months Ended
	2023		2022
	Q2	Q1	Q4	Q3	Q2	Q1
In thousands	(Unaudited)
Interest income
Interest and fees on loans	$16,780	$15,444	$15,097	$14,058	$12,861	$12,432
Interest on investment securities
Taxable	1,779	1,768	1,719	1,587	1,540	1,406
Exempt from federal income tax	268	270	272	273	279	282
Total investment income	2,047	2,038	1,991	1,860	1,819	1,688
Other	1,145	347	271	267	51	27
Total interest income	19,972	17,829	17,359	16,185	14,731	14,147
Interest expense
Interest on deposits	4,350	2,678	1,729	621	401	475
Interest on short-term borrowings	29	31	26	47	21	18
Interest on long-term borrowings	1,419	602	424	376	338	313
Total interest expense	5,798	3,311	2,179	1,044	760	806
Net interest income	14,174	14,518	15,180	15,141	13,971	13,341
Credit loss expense
Loans	434	414	(740)	(108)	624	(419)
Off balance sheet credit exposures	(39)	129	4	7	7	(2)
Provision/(credit) for credit/loan losses	395	543	(736)	(101)	631	(421)
Net interest income after provision for loan losses	13,779	13,975	15,916	15,242	13,340	13,762
Other operating income
Net gains on investments, available for sale	—	—	—	—	—	3
Gains on sale of residential mortgage loans	86	54	14	3	7	21
Gains/(losses) on disposal of fixed assets	—	—	(1)	—	6	28
Net gains	86	54	11	96	13	52
Other Income
Service charges on deposit accounts	546	516	530	523	463	465
Other service charges	244	232	239	241	232	213
Trust department	2,025	1,970	2,006	2,005	2,044	2,189
Debit card income	1,031	955	1,036	1,053	983	886
Bank owned life insurance	311	305	305	302	297	292
Brokerage commissions	258	297	244	272	313	220
Other	68	64	119	208	81	117
Total other income	4,483	4,339	4,479	4,604	4,413	4,382
Total other operating income	4,569	4,393	4,490	4,700	4,426	4,434
Other operating expenses
Salaries and employee benefits	6,865	7,290	6,239	6,130	5,793	5,968
FDIC premiums	277	193	157	150	155	174
Equipment	1,047	1,092	1,053	1,037	1,029	1,044
Occupancy	743	784	734	734	711	727
Data processing	946	969	928	890	805	821
Marketing	137	117	134	152	151	106
Professional services	522	518	665	(211)	564	520
Contract labor	159	139	136	159	158	165
Telephone	116	110	117	112	139	114
Other real estate owned	18	124	215	128	152	95
Investor relations	132	57	42	39	123	96
Contributions	79	64	104	121	42	21
Other	1,470	1,181	1,066	888	808	729
Total other operating expenses	12,511	12,638	11,590	10,329	10,630	10,580
Income before income tax expense	5,837	5,730	8,816	9,613	7,136	7,616
Provision for income tax expense	1,423	1,355	1,847	2,677	1,708	1,901
Net Income	$4,414	$4,375	$6,969	$6,936	$5,428	$5,715
Basic net income per common share	$0.66	$0.66	$1.05	$1.04	$0.82	$0.86
Diluted net income per common share	$0.66	$0.65	$1.04	$1.04	$0.82	$0.86
Weighted average number of basic shares outstanding	6,704	6,675	6,666	6,658	6,650	6,628
Weighted average number of diluted shares outstanding	6,718	6,697	6,692	6,669	6,661	6,636
Dividends declared per common share	$0.20	$0.20	$0.18	$0.15	$0.15	$0.15

	Three Months Ended
	June 30,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,317,728	$16,794	5.11%	$1,200,651	$12,876	4.30%
Investment Securities:
Taxable	337,032	1,779	2.12%	350,602	1,540	1.76%
Non taxable	26,093	479	7.36%	26,879	500	7.46%
Total	363,125	2,258	2.49%	377,481	2,040	2.17%
Federal funds sold	84,629	1,102	5.22%	36,151	39	0.43%
Interest-bearing deposits with other banks	1,735	19	4.39%	3,728	4	0.43%
Other interest earning assets	4,490	25	2.23%	1,026	8	3.13%
Total earning assets	1,771,707	20,198	4.57%	1,619,037	14,967	3.71%
Allowance for loan losses	(16,982)			(15,221)
Non-earning assets	175,369			166,785
Total Assets	$1,930,094			$1,770,601
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$377,773	$1,132	1.20%	$298,571	$93	0.12%
Interest-bearing money markets	304,322	1,809	2.38%	282,083	74	0.11%
Savings deposits	226,172	56	0.10%	251,187	18	0.03%
Time deposits - retail	130,634	552	1.69%	142,013	216	0.61%
Time deposits - brokered	61,081	801	5.26%	—	—	—%
Short-term borrowings	47,356	29	0.25%	60,727	21	0.14%
Long-term borrowings	110,929	1,419	5.13%	30,929	338	4.38%
Total interest-bearing liabilities	1,258,267	5,798	1.85%	1,065,510	760	0.29%
Non-interest-bearing deposits	484,952			539,488
Other liabilities	31,517			30,564
Shareholders’ Equity	155,358			136,039
Total Liabilities and Shareholders’ Equity	$1,930,094			$1,771,601
Net interest income and spread		$14,401	2.72%		$14,207	3.42%
Net interest margin			3.26%			3.52%

	Six Months Ended
	June 30,
	2023			2022
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Assets
Loans	$1,298,743	$32,251	5.01%	$1,184,804	$25,326	4.31%
Investment Securities:
Taxable	338,817	3,547	2.11%	356,878	2,946	1.66%
Non taxable	26,099	963	7.44%	27,447	1,005	7.38%
Total	364,916	4,510	2.49%	384,325	3,951	2.07%
Federal funds sold	62,361	1,409	4.56%	44,689	57	0.26%
Interest-bearing deposits with other banks	3,342	45	2.72%	4,487	5	0.22%
Other interest earning assets	3,069	39	2.56%	1,028	16	3.14%
Total earning assets	1,732,431	38,254	4.45%	1,619,333	29,355	3.66%
Allowance for loan losses	(15,905)			(15,558)
Non-earning assets	172,461			172,839
Total Assets	$1,888,987			$1,776,614
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$365,491	$2,020	1.11%	$291,220	$182	0.13%
Interest-bearing money markets	314,246	3,107	1.99%	289,377	137	0.1%
Savings deposits	236,383	135	0.12%	247,573	36	0.03%
Time deposits - retail	124,684	832	1.35%	148,377	521	0.71%
Time deposits - brokered	35,771	933	5.26%	—	—	—%
Short-term borrowings	52,332	60	0.23%	60,144	39	0.13%
Long-term borrowings	77,338	2,022	5.27%	30,929	651	4.24%
Total interest-bearing liabilities	1,206,245	9,109	1.52%	1,067,620	1,566	0.30%
Non-interest-bearing deposits	497,226			541,992
Other liabilities	30,497			29,337
Shareholders’ Equity	155,019			137,665
Total Liabilities and Shareholders’ Equity	$1,888,987			$1,776,614
Net interest income and spread		$29,145	2.93%		$27,789	3.36%
Net interest margin			3.39%			3.46%